Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257237

LIGHTNING eMOTORS, INC.

SUPPLEMENT No. 8
to

Prospectus dated April 21, 2022

The date of this prospectus supplement is February 21, 2023

This prospectus supplement no. 8 is part of the prospectus of Lightning eMotors, Inc., dated April 21, 2022 (as amended from time to time, the “Prospectus”). This supplement no. 8 is being filed to update and supplement the information contained in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2023 (the “Current Report”), other than the information included in Item 7.01 and Exhibit 99.1, which was furnished and not filed. Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of the Prospectus and in Section 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and Item 1A. Risk Factors in our Quarterly Report before buying our common stock or warrants.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 7, 2023
Lightning eMotors, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39283	84-4605714
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
815 14th Street SW, Suite A100
Loveland, Colorado 80537
(Address of principal executive offices, including zip code)
1-800-223-0740
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ZEV	New York Stock Exchange
Redeemable Warrants, each full warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	ZEV.WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07    Submission of Matters to a Vote of Security Holders.

On February 7, 2023, Lightning eMotors, Inc. held a special meeting of stockholders, or the Special Meeting. Proxies were solicited pursuant to the definitive proxy statement filed on December 27, 2022, with the Securities and Exchange Commission under Section 14(a) of the Securities Exchange Act of 1934.

The number of shares of common stock entitled to vote at the Special Meeting was 89,843,138. The holders of 69,397,230 shares of common stock were present or represented by valid proxy at the Special Meeting. Each share of common stock was entitled to one vote with respect to matters submitted to our stockholders at the Special Meeting. At the Special Meeting, stockholders voted on the matters set forth below.

Proposal 1 – Reverse Stock Split

Stockholders voted on and approved an amendment to the Company’s Second Amended and Restated Certificate of Incorporation, to effect a reverse stock split of the Company’s outstanding common stock, $0.0001 par value per share, at a ratio of not less than 1-for-2 and not more than 1-for-20, such ratio being determined in the sole discretion of the Company’s Board of Directors, without a corresponding decrease of the Company’s authorized share capital, and to be effective upon a date determined by the Board of Directors no later than February 7, 2024. The votes on this proposal were as follows:

FOR	AGAINST	ABSTAIN
61,423,229	7,858,469	115,532

Proposal 2 – Adjournment

Stockholders voted upon and approved the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of Proposal No. 1 or establish a quorum. The votes on this proposal were as follows:

FOR	AGAINST	ABSTAIN
61,606,402	7,424,239	366,589

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lightning eMotors, Inc.
Dated: February 10, 2023
	By:	/s/ Timothy Reeser
	Name:	Timothy Reeser
	Title:	Chief Executive Officer and President